Williams & Webster, P.S.
Certified Public Accountants & Business Consultants

Board of Directors
Micron Enviro Systems, Inc.
Vancouver, B.C.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in this registration statement of Micron Enviro Systems, Inc. on Form S-8 of our report dated April 8, 2005, except for Note 10 which is dated August 30, 2005, relating to the financial statements of Micron Enviro Systems, Inc. as of December 31, 2004, which report appears in the annual report on Form 10-KSB of Micron Enviro Systems, Inc.

/s/ Williams & Webster, P.S.
Spokane, Washington
January 20, 2006

Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA
Bank of America Financial Center • 601 W. Riverside, Suite 1940 • Spokane, WA 99201
Phone (509) 838-5111 • Fax (509) 838-5114 • www.williams-webster.com